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                                                                    Exhibit 99.1


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                           COMPANY CONTACT:    Vion Pharmaceuticals, Inc.
                                               Alan Kessman, President and CEO
                                               (203) 498-4210 ph
        FINANCIAL COMMUNICATIONS CONTACT:      Weber Shandwick Worldwide
                                               Sue L. Yeoh (investors)
                                               (646) 658-8375 ph
                                               Rubenstein Associates
                                               Robin Wagge (media)
                                               (212) 843-8006 ph



VION PHARMACEUTICALS REPORTS STATUS OF CLINICAL TRIALS AND ACTIVITIES AT ANNUAL STOCKHOLDERS' MEETING JULY 26


NEW HAVEN, CT, JULY 26, 2001 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) reports today on the status of clinical trials for its three core anticancer agents, and related drug development projects, at the 2001 Annual Meeting of Stockholders, at The Kitano Hotel, 66 Park Avenue in New York City, at 10:00 a.m. Slides will be available on the Vion web site www.vionpharm.com at 10:45 a.m.

     o Triapine'r': Triapine is a potent inhibitor of a key step in DNA synthesis and repair, and has been well tolerated and demonstrated anticancer activity in Phase I trials. Phase II clinical trials of Triapine as a single agent, and Phase I trials of Triapine in combination with standard anticancer agents, have been initiated. The results from the Phase I clinical trials were presented at the American Association for Cancer Research and the American Society of Clinical Oncology annual meetings in the spring of 2001. Evidence of anticancer activity was observed in patients with several different types of cancer.

     o TAPET'r': TAPET is a genetically modified Salmonella vector that was shown in preclinical studies to accumulate preferentially in tumors and is therefore a promising vector for delivery of continuous and high concentrations of anticancer agents directly into tumors. The base TAPET vector was tested in dogs with spontaneous tumors and produced regression of tumors in some animals. Additional studies are ongoing to determine a maximum tolerated dose and an optimal dose and schedule for colonization of tumors. Phase 1 trials of the base TAPET vector are being conducted in patients with advanced cancer. A maximum tolerated dose was determined for one schedule of administration, and studies to determine optimal schedules for colonization of human tumors by intravenous administration are ongoing and planned. In the third quarter of 2001, Vion expects to initiate a Phase I trial of its first armed TAPET vector, TAPET CD, by intratumoral administration. TAPET CD contains the cytosine deaminase gene.

     o Sulfonyl Hydrazine Prodrugs (SHP): The SHP family is a group of anti-cancer agents with alkylating (DNA-damaging) activity. The first candidate chosen for clinical trials, VNP40101M, inhibits a repair enzyme that confers resistance to the DNA-damaging activity of several common alkylating agents in cancer cells. VNP40101M also showed broad anti-cancer activity in preclinical studies and was also able to cross the blood-brain barrier, which prevents the entry of many anti-cancer agents into the brain. A Phase I clinical trial of VNP40101M was initiated in the second quarter of 2001. Vion has also been awarded a National Institutes of Health/National Cancer Institute Small Business Innovation and Research grant to support further research for development of Vion's family of SHPs.



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     o    Russell 3000 Index: Vion Pharmaceuticals has been included in the 2001
          Russell Index, which is a leading indicator of the largest U.S. stocks ranked by total market capitalization.

     o Vion's management team has been enhanced by addition of CFO Steven H. Koehler, formerly Vice President of Finance of BASF's Knoll Pharmaceutical.


Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors, currently in Phase I trials; Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair, currently in Phase I combination studies and Phase II single agent trials; and VNP40101M, a unique DNA alkylating agent currently in Phase I clinical trials. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com


Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company's future business prospects, plans, objectives, expectations and intentions are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to those contained in Vion Pharmaceuticals' 2000 Annual Report filed on Form 10-K (file no. 0-25634) including the inability to raise additional capital, the possibility that any or all of the company's products or procedures are found to be ineffective or unsafe, the possibility that third parties hold proprietary rights that preclude the company from marketing its products, the possibility that third parties will market a product equivalent or superior to the company's product candidates and the possibility that preclinical results may not be indicative of results in human clinical trials and that results achieved in early clinical trials are not necessarily indicative of the results that will be achieved in subsequent or expanded clinical trials. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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